Exhibit 99.1

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING COMPLETES SALE OF

ARGOSY CASINO-BATON ROUGE

WYOMISSING, Pa. (October 25, 2005) — Penn National Gaming, Inc. (PENN: Nasdaq) announced today that it has completed the previously announced sale of Argosy Casino-Baton Rouge to an affiliate of Columbia Sussex Corporation for $150 million in cash.  Penn National intends to use the approximately $125 million in net after-tax proceeds from the sale to reduce debt.

Penn National acquired Argosy Casino-Baton Rouge earlier this month as part of its acquisition of Argosy Gaming Company and at that time classified the Argosy Casino-Baton Rouge property as an asset held for sale.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates fifteen facilities in thirteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s facilities feature over 17,500 slot machines, over 400 table games, over 2,000 hotel rooms and approximately 575,000 square feet of gaming floor space.  The property statistics in this paragraph exclude two Argosy properties which the company anticipates divesting, but are inclusive of the Company’s Casino Magic - Bay St. Louis, in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi, which remain closed following extensive damage incurred as a result of Hurricane Katrina.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  The Company describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.  The Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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